Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Increases Quarterly Cash Distribution

DENVER—January 26, 2012— MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.76 per common unit for the fourth quarter of 2011, for an implied annual rate of $3.04 per common unit.  The fourth quarter 2011 distribution represents an increase of $0.11 per common unit, or 16.9 percent, compared to the fourth quarter 2010 distribution and an increase of $0.03 per common unit, or 4.1 percent, compared to the third quarter 2011 distribution.

The fourth quarter 2011 distribution is payable February 14, 2012, to unitholders of record on February 6, 2012.  The ex-dividend date is February 2, 2012.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of MarkWest’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, MarkWest’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports MarkWest files with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, and September 30, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.